                                                                   Exhibit 23.1








                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and
Shareholders of The Providence
Journal Company:


We consent to incorporation by reference in the registration statement (No. 33-63883) on Form S-8 of The Providence Journal Company of our report dated February 16, 1996, except for notes 2 and 13 which are dated March 4, 1996 and February 27, 1996, respectively, relating to the consolidated balance sheets of The Providence Journal Company and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1995 and related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of The Providence Journal Company.


                                       /s/ KPMG Peat Marwick LLP


Providence, Rhode Island
April 1, 1996